AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST
                                       OF
                        PIONEER MUNICIPAL ADVANTAGE TRUST


         The undersigned, being at least a majority of the Trustees of Pioneer Municipal Advantage Trust, a Delaware business trust, acting pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust dated August 6, 2003 (the "Declaration"), do hereby amend the Declaration as follows, such amendment to become effective upon the filing of an amendment to the Trust's Certificate of Trust with the Secretary of State of the State of Delaware.

         The Declaration is hereby amended to change all references to "Pioneer Municipal Advantage Trust" to read "Pioneer Municipal High Income Advantage Trust."


         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of this 26th day of September, 2003.





/s/ John F. Cogan, Jr.                                 /s/ Osbert M. Hood
----------------------                                 ------------------
John F. Cogan, Jr.                                     Osbert M. Hood



/s/ Mary K. Bush                                       /s/ Marguerite A. Piret
----------------                                       -----------------------
Mary K. Bush                                           Marguerite A. Piret



/s/ Richard H. Egdahl, M.D.                            /s/ Stephen K. West
---------------------------                            -------------------
Richard H. Egdahl, M.D.                                Stephen K. West



/s/ Margaret B.W. Graham                               /s/ John Winthrop
------------------------                               -----------------
Margaret B.W. Graham                                   John Winthrop